Exhibit 99.10

LIMITED POWER OF ATTORNEY

Know all by these presents, that the undersigned hereby makes, constitutes and appoints STEPHANIE D. MARKS and TARA L. SMITH, as the undersigned’s true and lawful attorney in fact with full power and authority as hereinafter described to:

(1)    execute for and on behalf of the undersigned, DISCOVERY LIGHTNING INVESTMENTS LTD (the “Company”), (a) Forms 3, 4, and 5 (including any amendments thereto) in accordance with Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder (the “Exchange Act”), (b) all forms and schedules in accordance with Section 13(d) of the Exchange Act and the rules thereunder (including any amendments thereto) (a “Section 13 Schedule”) and (c) any Joint Filing Agreement or similar agreement with respect to the filing of any of the forms or schedules in (a) and (b) above;

(2)    do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to prepare, complete and execute any such Form 3, 4, or 5 or Section 13 Schedule, prepare, complete and execute any amendment or amendments thereto, and timely deliver and file such form or schedule with the United States Securities and Exchange Commission and any stock exchange or similar authority;

(3)    seek or obtain, as the undersigned’s representative and on the undersigned’s behalf, information regarding transactions by the Company from any third party, including brokers, employee benefit plan administrators and trustees, and the undersigned hereby authorizes any such person to release any such information to such attorney in fact and approves and ratifies any such release of information; and

(4)    take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney in fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney in fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney in fact may approve in such attorney in fact’s discretion.

The undersigned hereby grants to each such attorney in fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney in fact, or such attorney in fact’s substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorneys in fact, in serving in such capacity at the request of the undersigned, are not assuming nor relieving, any of the undersigned’s responsibilities to comply with Section 16 or Section 13 of the Exchange Act. The undersigned acknowledges that the foregoing attorney in fact does not assume (i) any liability for the undersigned’s responsibility to comply with Section 13 or Section 16 of the Exchange Act, (ii) any liability of the undersigned for any failure to comply with such requirements, or (iii) any obligation or liability of the undersigned for profit disgorgement under Section 16(b) of the Exchange Act.

This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4, and 5 and a Section 13 Schedule with respect to the undersigned’s holdings of and transactions in securities, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys in fact.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 24th day of March, 2020.

/s/ Roanne Weekes
Discovery Lightning Investments LTD

By: Roanne Weekes

Its: Director